Exhibit 99.4

Consent to Serve as Director

Riverview Financial Corporation is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the registration of shares of Riverview Financial Corporation to be issued to shareholders of CBT Financial Corp. in connection with the proposed acquisition of CBT Financial Corp. by Riverview Financial Corporation. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Riverview Financial Corporation in the Registration Statement, as it may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Charles R. Johnston
Charles R. Johnston